Exhibit 10.8
Execution Version
AMENDED AND RESTATED SENIOR SECURED LOAN AGREEMENT
     THIS AMENDED AND RESTATED SENIOR SECURED LOAN AGREEMENT (“Loan Agreement”) dated as of April 8, 2008, sets forth the terms of a financing transaction by and between Origen Financial L.L.C., a Delaware limited liability company (“Borrower”), and the William M. Davidson Trust u/a/d December 13, 2004 (“Lender”), and certain agreements between the parties related thereto, all as set forth herein.
     This Loan Agreement amends, restates and supersedes in its entirety that certain Senior Secured Loan Agreement dated as of September 11, 2007, by and between Lender and the Borrower (the “Original Agreement”). It is expressly understood that the security interests granted in favor of Lender from Borrower pursuant to the Original Agreement shall remain in full force and effect and that the indebtedness and obligations of Borrower under the Original Agreement are not to be deemed paid or otherwise satisfied thereby.
     In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Bridge Loan. Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents (as hereinafter defined), Lender hereby agrees to lend to Borrower, and Borrower agrees to borrow from Lender, (i) a senior secured bridge loan in the principal amount of Ten Million and 00/100 Dollars ($10,000,000) (the “Term A Bridge Loan”) and (ii) a senior secured bridge loan in the principal amount of Five Million and 00/100 Dollars ($5,000,000) (the “Term B Bridge Loan”, and together with the Term A Bridge Loan, the “Bridge Loan”). The proceeds of the Bridge Loan have previously been advanced to the Borrower pursuant to the Original Agreement in a single aggregate advance of Fifteen Million and 00/100 Dollars ($15,000,000). The Bridge Loan shall also be referred to as the 2007 Facility.
     2. Promissory Notes. The Term A Bridge Loan shall be evidenced by an amended and restated promissory note (the “Term A Bridge Loan Note”) in the principal amount of $10,000,000, duly executed by Borrower and payable to the order of Lender. The Term B Bridge Loan shall be evidenced by an amended and restated promissory note (the “Term B Bridge Loan Note”) in the principal amount of $5,000,000, duly executed by Borrower and Issuer (as defined below) and payable to the order of Lender. The Term A Bridge Loan Note and the Term B Bridge Loan Note together are referred to herein as the “Notes”, and are referred to individually as a “Note”. Interest on the outstanding principal balance of the Notes shall accrue at the rate set forth therein. Payment of principal of and interest on each Note shall be due and payable at the times, and in accordance with the terms and conditions, set forth in such Note and in this Loan Agreement. The Notes shall mature and be finally due and payable in full on the Maturity Date (as defined in each Note).
     3. Collateral. As collateral security for the repayment in full of (a) the outstanding principal of, and all interest on, the Notes, and any renewal, extension or refinancing thereof;

(b) all debts, liabilities, obligations, covenants and agreements of the Credit Parties (as defined below) contained in this Loan Agreement and the other Loan Documents (as defined below); (c) any and all other debts, liabilities and obligations of the Credit Parties to Lender and; (d) all obligations of Borrower to Lender under the 2008 Facility (defined below) (collectively, the “Obligations”):
     (a) Borrower shall execute and deliver (and shall cause Origen Servicing, Inc. (“OSI”), Origen Securitization Company, LLC (“OSC”), and Origen Financial, Inc. (“Issuer”), to execute and deliver) to Lender, an amended and restated security agreement (amending and restating that certain original Security Agreement dated September 11, 2007) acceptable to Lender (the “Security Agreement”) pursuant to which Borrower, OSI, OSC and Issuer shall pledge and grant a security interest in the Collateral (as defined therein) to Lender as security for the Obligations;
     (b) Each of Issuer, OSI and OSC shall execute and deliver to Lender an amended and restated guaranty (the “Guaranty”) pursuant to which Issuer, OSI and OSC shall guarantee the payment of the Obligations;
     (c) OSC shall execute and deliver to Lender concurrently with the funding of the 2008 Facility, a pledge agreement acceptable to Lender (the “OSC Pledge Agreement”) pursuant to which OSC shall pledge and grant a security interest in all of the equity interests of Origen CMO Residual Holding Company, LLC to Lender as security for the Obligations, together with the original certificates representing such equity interests and a duly executed assignment separate from certificate in a form reasonably acceptable to Lender;
     (d) Borrower shall execute and deliver to Lender concurrently with the funding of the 2008 Facility, a pledge agreement acceptable to Lender (the “Borrower Pledge Agreement”) pursuant to which Borrower shall pledge and grant a security interest in all of its ownership interests in OSI and OSC to Lender as security for the Obligations, together with the original certificates representing such equity interests and a duly executed assignment separate from certificate in a form reasonably acceptable to Lender;
     (e) Issuer shall execute and deliver to Lender concurrently with the funding of the 2008 Facility, a pledge agreement acceptable to Lender (the “Issuer Pledge Agreement,” and together with the OSC Pledge Agreement and the Borrower Pledge Agreement, the “Pledge Agreements”) pursuant to which Issuer shall pledge and grant a security interest in all of the membership interests in Borrower to Lender as security for the Obligations, together with the original certificates representing such equity interests and a duly executed assignment separate from certificate in a form reasonably acceptable to Lender; and
     (f) If and when the residual interests in the securitized pools of loans currently owned by OSC are transferred to any other direct or indirect wholly-owned or partially-owned subsidiary of Issuer (the “Residual Transferee”), Borrower shall cause the Origen entity that owns the equity interests of the Residual Transferee to guaranty the obligations of Borrower under the Loan Documents and to pledge and grant a security interest in all of the equity interests of the Residual Transferee that such entity owns, pursuant to a pledge agreement substantially on the terms of the Borrower Pledge Agreement. Lender acknowledges that if the residual interests are transferred to a Residual Transferee, the Origen entities may not own all of the issued and outstanding equity securities of the Residual Transferee.
This Loan Agreement, the Notes, the Security Agreement, the Guaranty, the Pledge Agreements and all other instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Bridge Loan are referred to collectively herein as the “Loan Documents.”
     4. Closing. The closing of the transactions contemplated by this Loan Agreement (the “Closing”), shall take place at 10:00 a.m., Eastern time, on April 8, 2008 (the “Closing Date”), at such place as the parties may agree. At the Closing the parties shall, respectively, make or cause to be made the following simultaneous deliveries:
     (a) Borrower shall deliver or cause to be delivered to Lender:
     (i) this Loan Agreement, duly executed on behalf of Borrower;
     (ii) the Term A Bridge Loan Note, duly executed on behalf of Borrower;
     (iii) the Term B Bridge Loan Note, duly executed on behalf of Borrower and Issuer;
     (iv) the Security Agreement, duly executed on behalf of Borrower and the other pledgors;
     (v) the OSC Pledge Agreement, duly executed on behalf of OSC;
     (vi) the Borrower Pledge Agreement, duly executed on behalf of Borrower;
     (vii) the Issuer Pledge Agreement, duly executed on behalf of Issuer;
     (viii) the Guaranty, duly executed on behalf of Issuer, OSC and OSI;
     (ix) evidence satisfactory to Lender (such as payoff letters and lien releases) that all indebtedness owed by Borrower under Borrower’s securitization facility used for warehouse financing with Citigroup Global Markets Realty Corporation entered into in March 2003, as amended (the “Warehouse Facility”), and Vanderbilt Mortgage and Finance, Inc. has been paid in full and that all liens and security interests in collateral granted pursuant to the Warehouse Facility and all agreements between Borrower and Vanderbilt Mortgage and Finance, Inc. have been terminated;
     (x) with respect to each Credit Party (as defined below), copies of (A) its organizational documents, certified by its secretary (or equivalent) as being true and correct as of the Closing, (B) certificates of appropriate governmental officials as to its good standing, (C) an incumbency certificate for all its officers who will be authorized to execute any of the Loan Documents on behalf of such Credit Party, and (D) copies of resolutions (or equivalent) adopted by such Credit Party approving the Loan Documents and the transactions contemplated by this Loan Agreement, certified by its secretary (or equivalent) as being true and correct as of the Closing;
     (xi) certificates as to the existence and good standing and qualification to do business of Issuer, Borrower, OSC and OSI, dated as of a recent date;
     (xii) certificates evidencing the insurance coverage required under this Agreement;
     (xiii) such Uniform Commercial Code financing statements in favor of Lender as shall be necessary to perfect Lender’s rights in the Collateral;
     (xiv) an opinion of counsel to Borrower, Issuer, OSC and OSI, in form and substance reasonably acceptable to Lender; and
     (xv) any additional instruments or documents that Lender may reasonably request.
     (b) Lender shall deliver to Borrower:
     (i) the original Term A Bridge Loan Note and original Term B Bridge Loan Note, each dated September 11, 2007, each marked “CANCELLED”;
     (ii) this Loan Agreement, duly executed by Lender;
     (iii) the Security Agreement, duly executed on behalf of Lender, as the secured party;
     (iv) the original Stock Purchase Warrant dated September 11, 2007, issued to Lender by Origen Financial, Inc., marked “CANCELLED”; and
     (v) written confirmation that the Stock Purchase Warrant dated September 11, 2007 and the Registration Rights Agreement dated September 11, 2007 have been terminated.

     5. Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender, with respect to Borrower and each of Issuer, OSI and OSC (together with Borrower, each a “Credit Party,” and collectively, the “Credit Parties”), as follows:
     (a) Organization and Qualification. Each Credit Party is duly organized, validly existing and in good standing under the laws of its state of organization. Each Credit Party has the requisite power and authority to carry on its business as currently conducted. Each Credit Party is duly qualified to transact business in each jurisdiction, if any, in which the failure to be so qualified would reasonably be expected to have a material adverse effect on such Credit Party’s business, properties or financial condition (a “Material Adverse Effect”).
     (b) Authorization. The making, execution, delivery and performance by Borrower of this Loan Agreement and by each Credit Party of the Loan Documents to which such Credit Party is a party, and compliance with their respective terms, have been duly authorized by all necessary corporate or limited liability company action of Borrower or such other Credit Party, as applicable and will constitute valid and legally binding obligations of Borrower or such other Credit Party, as applicable, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.
     (c) Financial Condition. Borrower has delivered to Lender Issuer’s Form 10-K for the fiscal year ended December 31, 2007. The financial statements of Issuer included therein (the “Financial Statements”) are complete and accurate in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for matters that are not material either individually or in the aggregate. The Financial Statements fairly present the financial condition and operating results of Issuer, as of the dates and for the periods indicated therein. Except as disclosed in the Financial Statements or as set forth in the Guaranty, no Credit Party is a guarantor or indemnitor of any other person, firm or corporation. The Credit Parties maintain and will continue to maintain a system of accounting and internal controls sufficient to meet the requirements of financial reporting in accordance with generally accepted accounting principles.
     (d) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of any Credit Party is required in connection with the execution of this Loan Agreement or the other Loan Documents, except for those that shall have been obtained or made in accordance with the requirements of the applicable authority.
     (e) Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of Borrower’s knowledge, threatened before any court, administrative agency or other governmental body against any Credit Party which, if determined adversely to such Credit Party, would reasonably be expected to have a Material Adverse Effect. No Credit Party is party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to have a Material Adverse Effect.
     (f) Intellectual Property. Each Credit Party has title to and ownership of, or other rights to use pursuant to a valid lease or license, all copyrights, proprietary rights, trademarks, service marks and trade names necessary for its business as now conducted, except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect. No Credit Party has received any written or oral communications alleging that such Credit Party has violated or, by conducting its business as proposed, would violate any of the trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect.
     (g) Compliance. Each Credit Party is in material compliance with all applicable United States, state and foreign statutes, laws, regulations and executive orders, and other United States, state and foreign governmental bodies and agencies having jurisdiction over its business or properties, including without limitation, laws and regulations relating to lending and servicing of loans, environmental and occupational health and safety laws, and no Credit Party has received notice of any violation of such statutes, laws, regulations or orders which has not been remedied prior to the date hereof, and is not aware of any acts that could cause such notice or claim, and, to the best of Borrower’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Credit Party is in violation of or in default under any provision of its organizational documents, as in effect immediately prior to the Closing. No Credit Party is in default of any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation having or relating to an aggregate principal amount (or, in the case of any lease or contract, an aggregate payment amount) in excess of $10,000 (either individually or in the aggregate). The execution, delivery and performance of and compliance with this Loan Agreement and the other Loan Documents by the Credit Parties will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any lien, encumbrance or charge upon any of the properties or assets of any Credit Party pursuant to any such provision (other than the security interest and lien created by the Security Agreement or otherwise under any of the Loan Documents).
     (h) Permits. Each Credit Party has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect. No

Credit Party is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
     (i) Title to Property and Assets. Each Credit Party has good and defensible title to the Collateral (as defined in the Security Agreement) owned by it, free and clear of all liens, charges and encumbrances, except for (A) liens for current taxes and assessments not yet due, (B) possible minor liens and encumbrances that do not, in any case, materially detract from the value of the property subject thereto or materially impair the operations of Borrower, (C) liens granted pursuant to the Warehouse Facility, which liens will be released at the Closing of the 2008 Facility; and (D) liens granted to Lender pursuant to the Original Loan Agreement and Original Security Agreement, each dated September 11, 2007, and pursuant to the 2008 Facility (collectively, “Permitted Liens”). Each Credit Party is in material compliance with all leases to which it is a party and, to the best of Borrower’s knowledge, holds a valid leasehold interest free of all liens, charges or encumbrances, except for such liens, charges or encumbrances that would not materially impair the operations of such Credit Party.
     (j) Debt. Except for the 2008 Facility, the Bridge Loan and that certain agreement with Citigroup Global Markets Realty Corporation entered into in March 2003, providing for a short-term securitization facility used for warehouse financing (the “Warehouse Facility”) (which will be paid in full at the closing of the 2008 Facility), no Credit Party has incurred any Indebtedness (as defined in Section 7(b)) nor has it guaranteed the Indebtedness of any third party.
     (k) Tax Matters. Each Credit Party has prepared and filed all United States federal, state and local income or franchise tax returns, if any, required to be filed by it or has timely filed for extensions thereof, and has paid, or made provision for the payment of, all taxes owed by it except to the extent contested in good faith by such Credit Party and for which adequate reserves are established and maintained, and no tax deficiencies have been assessed or, to Borrower’s knowledge, proposed against any Credit Party. Commencing with its taxable year ended December 31, 2003, Issuer has continuously qualified to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Issuer’s present and contemplated organization, ownership, method of operation, assets, and income will enable it to so qualify for the taxable year ending December 31, 2008 and thereafter.
     (l) Brokers or Finders. No Credit Party has agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, investment banker fees, agents’ commissions or other similar charges in connection with this Loan Agreement or any of the transactions contemplated hereby.
     (m) No Subordination. Except as may be contemplated by 2008 Facility or the Warehouse Facility (which will be terminated at the closing of the 2008 Facility), there is no agreement, indenture, contract or instrument to which any Credit Party is a party or by which such Credit Party may be bound that requires the subordination in right of payment of Borrower’s obligations under the Notes to any other obligation of Borrower or any other Credit Party.
     (n) No Material Adverse Changes. Since December 31, 2007, other than as contemplated by this Loan Agreement or as disclosed in a report on Form 8-K filed by the Securities and Exchange Commission by Issuer, there has not been any change in the assets, liabilities, financial condition or operating results of any Credit Party from that reflected in the Financial Statements, except changes in the ordinary course of business that would not, either individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the assets, properties, condition (financial or other), affairs or prospects of any Credit Party. Borrower has no knowledge of any material liabilities of any nature not disclosed in writing to Lender.
     (o) Labor Agreements and Actions. Each Credit Party has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and no Credit Party is aware that it has any labor relations problems (including without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). No Credit Party is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.
     (p) ERISA. Borrower has no knowledge that any employee benefit plan to which any Credit Party has or may have liability (each, a “Plan”) is in noncompliance in any material respect with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code. Borrower has no knowledge of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan. Borrower has no knowledge of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan. Borrower has no knowledge that any Credit Party has incurred any “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA in connection with any Plan. Borrower has no knowledge that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan or has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) under Section 4062 of ERISA in connection with any Plan.
     (q) Investment Company. Borrower is not, and, after giving effect to the Bridge Loan and the issuance of the Notes, will not be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
     (r) Use of Proceeds; Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve

System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
     (s) Solvency. The Credit Parties, taken as a whole, and after taking into account the transactions contemplated by this Loan Agreement and the other Loan Documents, are able to pay their debts as they become due in the ordinary course of business and have sufficient capital to carry on their businesses in accordance with their respective business plans from time to time (provided that any changes to any business plan after the Closing shall be reasonably acceptable to Lender); in this regard Lender acknowledges that Borrower, Issuer and their affiliates are contemplating the possible sale or other disposition of various assets and/or business operations . The amount that will be required to pay each Credit Party’s probable liabilities as they become absolute and mature in the ordinary course of business is less than the sum of the present fair sale value of its assets valued on a going concern basis.
     6. Affirmative Covenants of Borrower. Borrower agrees with Lender that, until the Bridge Loan and all other Obligations have been paid in full:
     (a) Punctual Payments. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein (subject to any grace periods, if applicable).
     (b) Accounting Records. Each Credit Party shall maintain accurate books and records in accordance with generally accepted accounting principles, consistently applied, and permit any representative of Lender, upon advance request and at any reasonable time during normal business hours to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of each Credit Party.
     (c) Existence. Each Credit Party shall maintain its corporate or limited liability existence.
     (d) Compliance. Each Credit Party shall preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business in accordance with its business plan from time to time (provided that any changes to any business plan after the Closing shall be reasonably acceptable to Lender); in this regard Lender acknowledges that Borrower, Issuer and their affiliates are contemplating the possible sale or other disposition of various assets and/or business operations. Each Credit Party shall comply with the provisions of all material contracts and agreements to which such Credit Party is a party and all documents pursuant to which such Credit Party is organized and/or which govern such Credit Party’s continued existence and with the material requirements of all laws, rules, regulations and orders of any governmental authority applicable to such Credit Party and/or its business.
     (e) Insurance. Each Credit Party shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of such

Credit Party, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, and deliver to Lender from time to time at Lender’s request schedules setting forth all insurance then in effect. Each insurance policy described above shall name Lender as a lender’s loss payee, and shall require the insurer to provide at least thirty (30) days’ prior written notice to Lender of any material change or cancellation of such policy.
     (f) Facilities. Each Credit Party shall keep all properties useful or necessary to such Credit Party’s business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be sufficient for the conduct of such Credit Party’s business.
     (g) Taxes and Other Liabilities. Each Credit Party shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation Federal and state income taxes and state and local property taxes and assessments, except such Credit Party may in good faith contest or as to which a bona fide dispute may arise through appropriate proceedings for which adequate reserves have been provided on the books of such Credit Party.
     (h) Litigation. Borrower shall promptly give notice in writing to Lender of any litigation pending, or to the knowledge of Borrower, threatened against any Credit Party having or relating to any claim or claims in excess of $100,000 (either individually or in the aggregate), other than any litigation pending or threatened which is covered in full by insurance.
     (i) Notice to Lender. Borrower shall promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (i) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (ii) any change in the name or the organizational structure of any Credit Party; (iii) the occurrence and nature of any Reportable Event or Prohibited Transaction (each as defined in ERISA) or any funding deficiency with respect to any employee pension benefit plan (as defined in ERISA) or the institution by the PBGC or any Credit Party of proceedings under Title V of ERISA to terminate any Plan; or (iv) any termination or cancellation of any insurance policy which a Credit Party is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Credit Party’s property in excess of an aggregate of $50,000; (v) the commencement of any litigation or administrative proceeding that would cause the representation and warranty of any Credit Party contained in Section 5 of this Loan Agreement to be untrue in any material respect; (vi) the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or would reasonably be expected to result in, the termination or suspension of any license, permit or franchise necessary to any Credit Party’s business as then conducted, or that imposes, or would reasonably be expected to result in the imposition of, a material fine or penalty on any Credit Party.
     (j) Further Assurances. At any time or from time to time upon the request of Lender, Borrower will, and will cause the other Credit Parties to, at their expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, Borrower shall, and shall cause the other Credit Parties to, take such actions as Lender may request from time to time to ensure that the Obligations are secured by the Collateral (as defined in the Security Agreement).
     (k) Reporting Requirements. Borrower shall furnish to Lender such information respecting the business, assets and financial condition of the Credit Parties and their subsidiaries as Lender may reasonably request.
     7. Negative Covenants. Borrower agrees with Lender that, until the Bridge Loan and all other Obligations have been paid in full, Borrower shall not, and Borrower shall not permit any other Credit Party to, without the prior written consent of Lender:
     (a) Liens. Incur, create, assume or permit to be created or allow to exist any lien upon or in any of its assets or properties, except Permitted Liens.
     (b) Indebtedness. Incur, create, assume, permit to exist, guarantee, endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness other than in respect of this Loan Agreement, the 2008 Facility, the Warehouse Facility (which shall be paid in full at the closing of the 2008 facility) and the Guaranty. As used herein, “Indebtedness” means all liabilities or obligations of a Credit Party, whether primary or secondary or absolute or contingent: (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing or which are not more than 90 days past due); (b) as lessee under capital leases; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person (as defined below), or otherwise assure a creditor against loss; (e) secured by any liens on assets of any Credit Party, whether or not the obligations secured have been assumed by a Credit Party; or (f) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan”, as such terms are defined in ERISA. As used herein, “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
     (c) Consolidation or Merger or Recapitalization. Consolidate with or merge into any other Person, or permit another Person to merge into it, or acquire substantially all of the assets or stock of any other Person, whether in one or a series of transactions, except that Borrower may permit any of its wholly-owned subsidiaries to merge into it or another wholly-owned subsidiary of Borrower, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization after which Borrower becomes a subsidiary of another Person).
     (d) Disposition of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets or properties outside the ordinary course of business.
     (e) Transactions with Affiliates. Engage in any transaction with an Affiliate (as defined in the Stock Purchase Warrant dated the same date hereof, granted to Lender in connection with the 2008 Facility) or any immediately family member of any Affiliate, except for transactions that are (i) with another Credit Party or made on terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties and (ii) made in the ordinary course of business consistent with past practice.
     (f) Loans and Advances. Make any loan or advance to any Person, except: (a) extensions of credit in the ordinary course of business by the Credit Parties to their customers; and (b) advances to officers and employees of the Credit Parties for travel and other expenses in the ordinary course of business.
     (g) Guarantees. Guarantee the Indebtedness of any Person except the Guaranty and other guarantees in favor Lender.
     (h) Subsidiaries. Form any subsidiary other than those in existence as of the date hereof.
     (i) Notes or Debt Securities Containing Equity Features. Authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features).
     (j) Other Agreements. Enter into, become subject to, amend, modify or waive, or permit any of its subsidiaries to enter into, become subject to, amend, modify or waive, any agreement or instrument which by its terms would (under any circumstances) restrict (i) the right of any Credit Party or any of its subsidiaries to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, Borrower, or (ii) a Credit Party’s right to perform the provisions of any of the Loan Documents or charter documents of such Credit Party.
     (k) REIT Status. Take or permit any other any other Credit Party to take any action that would cause Issuer to lose its status as a Real Estate Investment Trust pursuant to the Code.

     8. Confidentiality. Lender expressly acknowledges that it may receive in the future Confidential Materials (as hereinafter defined), and that disclosure of such Confidential Materials to parties not a party to this Loan Agreement would cause irreparable harm to Borrower. None of Lender nor its Affiliates shall (a) disclose any Confidential Materials to any party not a party to this Loan Agreement, or (b) use any Confidential Materials for any purpose except in connection with the transactions contemplated by this Loan Agreement; provided, however, Lender may disclose Confidential Information: (i) with the consent of Borrower; (ii) when required by law or regulation; (iii)  to the agents, representatives and professional consultants of Lender who have a need to know such information and agree, subject to the permissive disclosure provisions of this Section 8, to maintain the confidentiality of such information; (v) in connection with the preservation, exercise and/or enforcement of any of Lender’s rights or remedies under this Agreement and the other Loan Documents; (vi) in connection with any contemplated transfer of this Loan Agreement or any of the Notes to any proposed transferee (so long as the recipient of such information agrees to keep such information confidential on terms substantially similar to those set forth in this Section 8); and (vii) in a response to any summons, subpoena or other legal process or in connection with any judicial or administrative proceeding or inquiry. In the event that Lender concludes that it is legally obligated to disclose any Confidential Materials, it shall provide Borrower with prompt written notice sufficient to give Borrower a reasonable opportunity to seek to prevent or limit the disclosure of such Confidential Materials. In the case of legal proceedings in which such disclosure is required, Lender shall reasonably cooperate with Borrower to obtain an appropriate protective order limiting the disclosure of such material, at Borrower’s expense.
     “Confidential Materials” means any information or materials, whether written or oral, tangible or intangible, concerning Borrower, its subsidiaries, businesses, markets, products, prospects, finances, principal stockholders and/or members. Notwithstanding the foregoing, Confidential Materials shall not include (A) information that is or becomes generally known to the public at large other than as a result of a breach of this Loan Agreement by Lender or its Affiliates; (B) information acquired by Lender independently from a third party (other than a third party which Lender knows, or has reason to know, is under an obligation of confidentiality with respect to such information); and (C) information independently developed by Lender and not as a result of the disclosure of information or provision of materials by Borrower. The Confidential Materials may include, but are not necessarily limited to, the following: data; documentation; research and development; advertising plans; distribution networks; new product or service concepts; processes; marketing procedures; “know-how”; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial pro formas.
     9. Events of Default. Each of the following shall constitute an “Event of Default” under this Loan Agreement:
     (a) The occurrence of an Event of Default under, and as defined in, the Security Agreement or any of the 2008 Loan Facility Documents. The “2008 Loan Facility Documents” means the Senior Secured Loan Agreement of even date herewith between Borrower and Lender; the Senior Secured Promissory Note in the principal amount of $46,000,000 of even date herewith executed by Borrower in favor of Lender, and all other instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the 2008 Loan Facility. The “2008 Loan Facility” means that credit facility under the Senior Secured Loan Agreement of even date herewith between Borrower and Lender relating to the borrowing of $46,000,000 by Borrower from Lender;
     (b) Failure of Borrower to pay (i) when due principal of the Bridge Loan, whether at stated maturity, by acceleration or otherwise; or (ii) any installment of interest on the Bridge Loan or any fees and expenses due hereunder within 3 business days after the date due;
     (c) Failure of any Credit Party to perform or comply with any term or condition contained in Section 7 hereof;
     (d) The failure of any Credit Party to timely and properly observe, keep or perform any covenant, agreement, representation, warranty or condition contained herein (other than those covered in sub-sections (a) through (c) of this Section 9) or in any of the other Loan Documents (other than the Pledge Agreements) and such failure is not cured within ten (10) days after such Credit Party becomes aware or should have become aware of such default.
     (e) The bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, dissolution or death or legal incapacity of, any party liable for the Obligations, whether as maker, endorser, guarantor, surety or otherwise; provided, however, that any involuntary bankruptcy proceeding shall not be an Event of Default unless and until such proceeding shall remain undismissed and unstayed for a period of sixty (60) days;
     (f) Any representation, warranty, certification or other statement made by Credit Party in any Loan Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made;
     (g) The failure by Issuer, Borrower, OSC or OSI to timely and properly observe, keep or perform any covenant, agreement or condition contained in the Pledge Agreements;
     (h) (i) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or any Credit Party or any trade or business which together with any Credit Party would be treated as a single employer under Section 4001 of

ERISA shall withdraw in whole or in part from a multiemployer Plan, and (ii) the aggregate amount of any Credit Party’s liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed $100,000;
     (i) Except if such money judgment, writ or warrant is appealable and so long as such Credit Party is contesting and appealing such money judgment, writ or warrant in good faith, if any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $100,000 or (ii) in the aggregate at any time an amount in excess of $250,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or
     (j) At any time after the execution and delivery thereof, (i) this Loan Agreement or any Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Bridge Loan in accordance with the terms hereof) or shall be declared null and void, or Lender shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document, in each case for any reason other than the failure of Lender or any Secured Party to take any action within its control, or (ii) any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party.
     10. Remedies. Upon the occurrence of any Event of Default, Lender may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on the Notes and all other Obligations at once due and payable (provided, however, upon the occurrence of any Event of Default described in Section 8(e) above, then all outstanding principal and accrued but unpaid interest under the Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind), (ii) foreclose all liens securing payment hereof, (iii) pursue any and all other rights, remedies and recourses available to Lender hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (iv) pursue any combination of the foregoing. So long as an Event of Default has occurred and is continuing, the unpaid principal balance of the Notes shall continue to bear interest at the Default Rate, as set forth in the Notes. The acceptance by Lender of any payment under the Notes which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of any party liable under any of the Loan Documents as originally provided herein or therein.

     11. Indemnification. Borrower agrees to indemnify, defend and hold Lender harmless from and against all loss, liability, damage and expense that may be imposed on, incurred by or asserted against Lender and it agents in any matter relating to or arising out of, in connection with or as a result of this Loan Agreement, any other Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Lender under or with respect to any of the foregoing (collectively, the “Indemnified Liabilities”), provided, that Borrower shall not be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent resulting from such Person’s gross negligence or willful misconduct. The undertaking in this Section shall survive repayment of the Notes and the termination of this Loan Agreement.
     12. Costs and Expenses. Borrower shall pay all fees and expenses incurred by Lender, including the reasonable documented fees of counsel in connection with the preparation, issuance, maintenance and amendment of this Loan Agreement and the other Loan Documents and the consummation of the transactions contemplated by this Loan Agreement and the other Loan Documents, and the administration, protection and enforcement of Lender’s rights under this Loan Agreement and the other Loan Documents, or with respect to the Collateral, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving Borrower or any other Credit Party, both before and after judgment. Borrower further agrees to pay on demand all audit fees and accountants’ reasonable fees incurred by Lender in connection with the maintenance and enforcement of this Loan Agreement, the other Loan Documents or any other collateral security.
     13. Rights Cumulative. All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender and any other Credit Party and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.
     14. Waiver and Amendment. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No provision of this Loan Agreement may be waived, amended or modified except pursuant to an agreement in writing entered into by Borrower and Lender.
     15. Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.
     16. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed to be given or delivered when actually received by the party to whom directed, or, if earlier and regardless of whether actually received, on the third day after deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the party to whom directed at its address set forth below or at such other address as such party may have previously specified by notice actually received by the other party, or by fax transmission with a confirmation of receipt generated by the sender’s facsimile machine:

If to Borrower:	Origen Financial L.L.C.
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
Attention: Ronald A. Klein

Fax No.: (248) 746-7094
Phone No.: (248) 746-7000

With a copy to:	Origen Financial, Inc.
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
Attention: Ronald A. Klein

Fax No.: (248) 746-7094
Phone No.: (248) 746-7000

With a copy to:	Jaffe, Raitt, Heuer & Weiss, PC
27777 Franklin Road
Suite 2500
Southfield, Michigan 48034
Attention: Peter Sugar

Fax. No.: (248) 351-3082
Phone No.: (248) 351-3000

If to Lender:	William M. Davidson Trust u/a/d 12/13/04
2300 Harmon Road
Auburn Hills, Michigan 48326
Attention: Jonathan S. Aaron

Fax No.: (248) 340-2308
Phone No.: (248) 340-2396

With a copy to:	Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention: Norman H. Beitner

Fax No: (313) 465-7321
Phone Number: (313) 465-7320

     17. Governing Law. This Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Michigan, except to the extent perfection and the effect of perfection or non-perfection of any security interest granted under the Loan Documents, in respect of any particular Collateral, are governed by the laws of a jurisdiction other than the State of Michigan. As a material inducement to Lender to enter into this Loan Agreement, Borrower agrees that all actions or proceedings in any manner relating to or arising out of this Loan Agreement may be brought only in the courts of the State of Michigan located in Oakland County or the Federal Court for the Eastern District of Michigan, and Borrower consents to the jurisdiction of such courts. Borrower waives any objection it may nor or hereafter have to the venue of any such court and any right it may have now or hereafter have to claim that any such action or proceeding is in an inconvenient court.
     18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     19. Severability. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.
     20. Counterparts. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.
     21. Facsimile Documents, Electronic Documents and Signatures. For purposes of finalizing this Loan Agreement or any of the other Loan Documents, if this document or any document executed in connection with it is transmitted by facsimile or other electronic transmission, it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine or other electronic communication shall be considered for all purposes as an original signature. Any such faxed document or electronic document shall be considered to have the same binding legal effect as an original document. At the request of any party, any faxed document or electronic document shall be re-executed by each signatory party in an original form.
     22. NO ORAL AGREEMENTS. THIS LOAN AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signatures contained on following page]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Senior Secured Loan Agreement as of the date first written above.

BORROWER:		LENDER:

ORIGEN FINANCIAL, L.L.C.		WILLIAM M. DAVIDSON TRUST U/A/D 12/13/04

By:	/s/ Ronald A. Klein	By:	/s/ William M. Davidson
Name:	Ronald Klein	Name:	William M. Davidson
Title:	Chief Executive Officer	Title:	Trustee

Acknowledged by:
ISSUER:

ORIGEN FINANCIAL, INC.

By: Name:	/s/ Ronald A. Klein Ronald Klein
Title:	Chief Executive Officer

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